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                                                              EXHIBIT (a)(1)(iv)

                             OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) AND
         ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       of
                       BEI MEDICAL SYSTEMS COMPANY, INC.
                                       at
                          $6.8426 NET PER COMMON SHARE
                        $13.6852 NET PER SERIES A SHARE
                                       by
                           BROADWAY ACQUISITION CORP.
                          a wholly owned subsidiary of
                         BOSTON SCIENTIFIC CORPORATION

          THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON WEDNESDAY, JUNE 26, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                    May 30, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We are Boston Scientific Corporation, a Delaware corporation and parent ("Parent") of Broadway Acquisition Corp., a Delaware corporation ("Purchaser") and our wholly owned subsidiary. We are writing this letter in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights, and all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (together, the "Shares"), of BEI Medical Systems
Company, Inc., a Delaware corporation ("BEI"), at a purchase price of $6.8426 per share of Common Stock and $13.6852 per share of Preferred Stock, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 30, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 13, 2002 (the "Merger Agreement"), among Parent, Purchaser and BEI. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer, and the waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware Business Corporation Law ("Delaware Law"), Purchaser will be merged with and into BEI (the "Merger"). As a result of the Merger, BEI will continue as the surviving corporation (the "Surviving Corporation"), and will become a wholly owned subsidiary of Parent. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

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    The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, together with any Shares owned by BSC, if any, shall constitute (a) a majority of the then outstanding Common Shares (including, without limitation, all Common Shares issuable upon the conversion of the Series A Shares or upon the conversion or exercise of any options, warrants, rights or other convertible securities), or such higher percentage of such class of securities as may be required to approve the Merger pursuant to the Restated Certificate of Incorporation of BEI, as amended from time to time, or applicable law, and (b) a majority of the outstanding Series A Shares, or such higher percentage of such class of securities as may be required to approve the Merger pursuant to the Restated Certificate of Incorporation of BEI, as amended from time to time, or applicable law, (the "Minimum Condition"), and (ii) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"). The Offer is also subject to certain other conditions described in this Offer to purchase. The Offer is not subject to a financing condition. See sections 1 and 14, which set forth in full the conditions to the Offer.

    Enclosed for your information and use are copies of the following documents:

1.  Offer to Purchase, dated May 30, 2002;

2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A letter to holders of the Shares from Richard W. Turner, Chief Executive Officer and President of BEI, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by BEI;

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.  Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 26, 2002, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal properly completed and duly executed, and any other required documents.

    If holders of Shares wish to tender, but cannot deliver certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

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    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc. (the "Information Agent"), at the address and telephone number set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                         Very truly yours,
                                          Boston Scientific Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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